AMENDED AND RESTATED

                FUND PARTICIPATION AGREEMENT

     WHEREAS, Seligman Portfolios, Inc. (the "Fund"), Seligman Advisors, Inc. (the "Distributor") and Union Central Life Insurance Company (the "Company") entered into a Fund Participation Agreement dated April 30, 2001 (the "Original Agreement") whereby the Fund made shares of its portfolios available to certain segregated asset accounts of the Company registered under the Investment Company Act of 1940, such accounts being established to fund variable life insurance policies and/or variable annuity contracts registered under the Securities Act of 1933; and

     WHEREAS, the Fund, the Distributor and the Company now desire to amend and restate the Original Agreement so that such shares can also be made available to certain unregistered segregated asset accounts of the Company established to fund unregistered variable life insurance policies and/or variable annuity contracts;

     NOW THEREFORE, the parties amend and restate the Original
Agreement as follows:

     THIS AGREEMENT is made as of this 30th day of June, 2002, between Seligman Portfolios, Inc., an open-end management investment company organized as a Maryland Corporation (the "Fund"), Seligman Advisors, Inc., a Delaware corporation (the "Distributor") and The Union Central Life Insurance Company, a life insurance company organized under the laws of the State of Ohio (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the "Accounts").

                       WITNESSETH:

     WHEREAS, the Fund is a registered open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has filed a currently effective registration statement to offer and sell its shares under the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, the Fund desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Fund (the "Participating Insurance Companies"); and

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     WHEREAS, the shares of the Fund are divided into several
series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the
"Portfolios"); and

     WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission ("SEC") granting Participating Insurance Companies (as defined in the Fund's application for such order) and their separate accounts exemptions from the provisions of sections 9(a), 13(a),-15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (the "Exemptive Order"); and

     WHEREAS, the Distributor is registered as a broker-dealer with the SEC and is a member in good standing of The National
Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, the Distributor currently serves as the distributor of the Fund's shares; and

     WHEREAS, the Company has registered or will register certain variable life insurance policies and/or variable annuity contracts under the 1933 Act ("Registered Products") and has not registered certain other variable life insurance policies and/or variable annuity contracts under the 1933 Act because they are exempt from registration under the 1933 Act or will be offered exclusively in transactions that are exempt from registration under the 1933 Act ("Unregistered Products") (collectively, for certain purposes, the "Contracts"); and

     WHEREAS, the Company has registered or will register each Registered Product Account as a unit investment trust under the 1940 Act and has not registered the Unregistered Product Account in reliance upon an exclusion from registration under the 1940 Act; and

     WHEREAS, the Company desires to utilize shares of one or more Portfolios as an investment vehicle of the Accounts;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                         ARTICLE I.

                    Sale of Fund Shares

     1.1. The Fund shall make Class 1 or Class 2 shares of its Portfolios, as indicated on Schedule A to this Agreement, as amended from time to time, available to the Accounts at the net asset value next computed after receipt of such purchase order by the Fund (or its designee),

                           2

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as established in accordance with the provisions of the then current prospectus of the Portfolio or Portfolios. Shares of a particular Portfolio of the Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Directors of the Fund (the "Directors") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

     1.2. The Fund will redeem any full or fractional shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by the Fund (or its designee) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Fund.

     1.3. For the purposes of Sections 1.1 and 1.2, the Fund hereby appoints the Company as its designee for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by the Fund provided that (i) such orders are received by the Company in good order prior to the time the net asset value of each Portfolio is priced in accordance with its prospectus and
(ii) the Fund receives notice of such orders by 10:00 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

     1.4. For purposes of determining payment for purchase orders and redemption orders, all such orders will be netted. Net purchase orders that are transmitted to the Fund in accordance with Section 1.3 shall be paid for by the Company by 2:00 p.m. EST on the next Business Day that the Fund receives notice of the order. Net redemption orders that are transmitted to the Fund in accordance with Section 1.3 shall be paid for by the Fund by 2:00 p.m. EST on the same Business Day that the Fund receives notice of the order, to the extent practicable, and in any event the Fund shall make such payment within five calendar days after the date the order is transmitted to the Fund in accordance with Section 1.3 or such shorter period of time as may be required by law. Payments shall be made in federal funds transmitted by wire.

     1.5. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from the Fund will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

     1.6. The Fund shall furnish prompt notice to the Company of any income dividends or capital gain distributions payable on the Fund's shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's shares in additional shares of that Portfolio. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

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

     1.7. The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall us its best efforts to make such net asset value per share available by 6 p.m. New York time.

1.8. The Fund agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Exemptive Order. No shares of any Portfolio will be sold directly to the general public. The Company agrees that Fund shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

                       ARTICLE II.
              Obligations of the Parties

     2.1. The Fund shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Fund. The Fund shall bear the cost of registration and qualification of its shares, preparation and filing of the documents listed in this section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares.

     2.2. At the option of the Company, the Fund or the Distributor shall either (i) provide the Company with as many copies of the Fund's or the relevant Portfolio's current prospectus, statement of additional information, annual reports, semi-annual reports and other shareholder communications, including any amendments or supplements to any of the foregoing ("Fund Documents"), as the Company shall reasonably request; or
(ii) provide the Company with a camera ready copy or a .pdf version of such documents in a form suitable for printing. The Fund or the Distributor shall provide the Company with a copy of the Fund's statement of additional information in a form suitable for duplication by the Company. The Fund shall provide the Company with copies of any Fund-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners.

     2.3. The Company shall bear the costs of printing and distributing the Fund's or the relevant Portfolio's prospectus, statement of additional information, shareholder reports and other shareholder communications to applicants for policies for which the Fund is serving or is to serve as an investment vehicle; the Fund or Distributor shall bear the cost of printing and distributing the above materials to existing owners. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners, to the extent required, in accordance with applicable federal and state securities laws.

     2.4 (a) The Company agrees and acknowledges that the Fund's manager, J. & W. Seligman & Co. Incorporated ("Seligman"), is the sole owner of the name and mark "Seligman" and that all use of any designation comprised in whole or part of Seligman (a "Seligman Mark") under this Agreement shall inure to the benefit of Seligman. Except as provided in section 2.5, the Company shall not use any Seligman Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of Seligman. Upon termination of this Agreement for any reason, the Company shall cease all use of any Seligman Mark(s) as soon as reasonably practicable.

          (b) The Fund and the Distributor agree and acknowledge that the Company and its affiliates are the sole owner or owners of the name and the marks "Union Central Insurance and Investments," "Customized Financial Solutions - Person by Person," "Excel Choice," and "Excel Choice Executive Edge," and "ESP" or "Employee Savings Plan" and that all use of any designation comprised in whole or part of Union Central or any of those names and marks (each, a "Union Central Mark") under this Agreement shall inure to the benefit of the Company. Except as provided in section 2.5, neither the Fund nor the Distributor shall use any Union Central Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of the Company, subject to the last sentence of this Section 2.4(b). Upon termination of this Agreement for any reason, the Fund and the Distributor shall cease all use of any Union Central Mark(s) as soon as reasonably practicable, subject to the last sentence of this Section 2.4(b). Nothing in this
Section 2.4(b) shall prohibit the Distributor from using any Union Central Mark in any documents or materials to the extent that such use is permitted under any other agreement by and between the Distributor and any affiliate of the Company or has been authorized by any such affiliate of the Company.

     2.5. (a) The Company shall fully disclose in each Contract prospectus any fees paid or to be paid by the relevant Portfolio under a plan adopted pursuant to Rule 12b-1 of the 1944 Act. The Company shall furnish, or cause to be furnished, to the Fund or its designee, a copy of each Contract prospectus or statement of additional information in which the Fund or Seligman is named prior to the filing of such document with the SEC to enable the Fund or its designee to review information about the Fund or Seligman contained therein. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of advertising, sales literature or other promotional material in which the Fund, the Portfolios or Seligman is named, at least five Business Days prior to its use. No such promotional material shall be used if the Fund or the Distributor reasonably objects to such use prior to such use.

           (b) The Distributor shall furnish, or cause to be furnished, to the Company a copy of each Fund or Portfolio prospectus or statement of additional information in which the Company is named prior to the filing of such document with the SEC. The Distributor shall furnish, or shall cause to be furnished, to the Company each piece of advertising, sales literature or other promotional material in which the Company is named, at least five Business Days prior to its use. No such promotional material shall be used if the Company reasonably objects to such use prior to such use.

     2.6. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund or Seligman in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Fund shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Fund, Fund-sponsored proxy statements, or in any advertisements, sales literature or other promotional material approved by the Fund or the Distributor, except as required by legal process or regulatory authorities or with the written permission of the Fund or the Distributor.

     2.7. Neither the Fund nor the Distributor shall give any information or make any representations or statements on behalf of the Company, or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including advertisements, sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

     2.8. The Fund will provide to the Company at least one complete copy of all registration statements, profiles, prospectuses, SAIs, reports, proxy statements, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities. The Distributor will use reasonable efforts to provide the Company with a portfolio prospectus in a timely manner to enable the Company to generate a Contract prospectus that includes the portfolio prospectus by May 1 of each year.

     2.9. The Company will provide to the Fund, as to the Registered Products, at least one complete copy of all registration statements, prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933
Act), SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, promptly after the filing of such document(s) with the SEC or other regulatory authorities. The Company shall provide to the Fund and the Distributor any complaints received from the Contract owners pertaining to the Fund or the Portfolios.

     2.10. The Fund will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Portfolio, and of any material change in the Fund's registration statement, particularly any change resulting in a change to the registration statement or prospectus for any Account. The Fund will work with the Company so as to enable the Company to solicit proxies from Registered Product owners, or to make changes to its prospectus or registration statement, in an orderly manner, and the Fund will pay for the printing of proxy materials. Unless otherwise required by applicable law, the Company will vote any proxy directed to an Unregistered Product Account.

     2.11. For purposes of this Article II, the phrase "sales literature and other promotional materials" includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund, or to the Company, as the case may be: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, Internet website, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees of the Company, and any other non-SEC filed communications distributed or made generally available to customers or the public with regard to the Fund.

     2.12. The Distributor shall adopt and implement procedures reasonably designed to ensure that information concerning the Company, any of its affiliates, or the Contracts, which is intended (or delete the other only--two is redundant) for use only by brokers or agents selling the shares (i.e., information that is not intended for distribution to shareowners or prospective shareowners) is so used, and neither the Company nor any of its affiliates shall be liable for any losses, damages, or expenses relating to the improper use of such broker only materials.

     2.13. The Company shall adopt and implement procedures reasonably designed to ensure that information concerning the Fund which is intended only for use by brokers or agents selling the Contracts (i.e., information that is not intended for distribution to Contract owners or prospective Contract owners) is so used, and neither the Fund nor the Distributor shall be liable for any losses, damages, or expenses relating to the improper use of such broker only materials. Notwithstanding, the Fund and Distributor shall be liable for any losses, damages, or expenses relating to the improper use of materials insofar as materials provided to the Company by the Fund or Distributor are not appropriately labeled "broker use only" by the Fund or Distributor, or are furnished to the Company without instruction as to their legal use. The parties hereto agree that this section is not intended to designate or otherwise imply that the Company is an underwriter or distributor of the Fund's shares.

     2.14. The Fund hereby notifies the Company that it may be appropriate to include in the prospectus pursuant to which Contracts are offered disclosure regarding the potential risks of mixed- and shared-funding.

     2.15. So long as, and to the extent that the SEC interprets the 1940 Act to require passthrough voting privileges for Registered Product policyowners, the Company will provide pass-through voting privileges to owners of Registered Products whose cash values are invested, through the registered Accounts, in shares of the Fund. The Fund shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the these Accounts calculate voting privileges in the manner established by the Fund. With respect to each of these Accounts, the Company will vote shares of the Fund held by them and for which no timely voting instructions for policyowners are

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received as well as shares it owns that are held by that
Account, in the same proportion as those shares for which voting instructions are received. Subject to applicable law, the Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Fund shares held by such Contract owners without the prior written consent of the Fund, which consent may be withheld in the Fund's sole discretion.

     2.16. The Company shall establish and disclose in the prospectus a reasonable policy designed to discourage frequent and disruptive purchases and redemptions of Fund shares by Contract owners and shall cooperate with the Fund in minimize the impact on the Fund of such transactions.

                      ARTICLE III.
              Representations and Warranties

     3.1. The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of Ohio and that it has legally and validly established each Account as a segregated asset account under such law on the date set forth in Schedule A.

     3.2. The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Registered Product Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and has not registered an Unregistered Product Account in reliance upon an exclusion from registration under the 1940 Act. The Company further represents and warrants that any Unregistered Product Account that is not registered under the 1940 Act in reliance upon an exclusion from registration and offers Contracts to certain Qualified Plans (as defined below) will comply with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. In addition, if any Unregistered Product Account shall fail to continue to qualify for an exclusion from registration under the 1940 Act, the Company undertakes to immediately notify the Fund of this situation and discontinue purchasing shares of the Portfolios indicated on Schedule A to this Agreement in the Unregistered Product Account until such time as the Company registers the Unregistered Product Account in accordance with the provisions of the 1940 Act, if that becomes necessary in the reasonable discretion of the Company.

     3.3. The Company represents that it has full power and authority under applicable law and has taken all actions necessary, to enter into this Agreement. The Company represents and warrants that the Registered Product Contracts will be registered under the 1933 Act prior to any issuance or sale of the Registered Products, and that the Unregistered Products are not registered because they are exempt from registration under the 1933 Act or will be offered exclusively in transactions that are exempt from registration under the 1933 Act; the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements In addition, if any Contract shall fail to continue to qualify for an exemption from

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registration under the 1933 Act, the Company undertakes to
immediately notify the Fund of this situation and discontinue purchasing shares of the Portfolios indicated on Schedule A to this Agreement in the Account funding that Contract until such time as the Company registers the Contract in accordance with the provisions of the 1933 Act.

     3.4. The Fund represents and warrants that it is duly organized and validly existing under the laws of the State of Maryland.

     3.5. The Fund represents and warrants that the Fund shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and the Fund shall be registered under the 1940 Act prior to any issuance or sale of such shares. The Fund shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall make notice or other filings in accordance with the laws of the various states only if and to the extent deemed necessary by the Fund.

     3.6. The Fund represents that it has full power and authority under applicable law and has taken all actions necessary, to enter into this Agreement.

     3.7. The Distributor represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware.

     3.8. The Distributor represents that it has full power and authority under applicable law and has taken all actions necessary, to enter into this Agreement.

     3.9. The Fund will invest its assets in such a manner as to ensure that the Contracts will be treated as annuity or life insurance contracts, whichever is appropriate, under the Code and the regulations issued thereunder (or any successor provisions). Without limiting the scope of the foregoing, each Portfolio has complied and will continue to comply with Section 817(h) of the Code and Treasury Regulation Section 1.817-5, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, and any amendments or other modifications or successor provisions to such Section or Regulations. In the event of a breach of this Section 3.9 by the Fund, it will (a) take all reasonable steps to notify the Company of such breach and (b) immediately take all necessary steps to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation
Section 1.817-5.

     3.10. The Fund represents that it is or will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will use its best efforts to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

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                         ARTICLE IV.
                     Potential Conflicts

     4.1. The parties acknowledge that the Fund's shares may be made available for investment to other Participating Insurance Companies and qualified pension and retirement plans ("Qualified Plans"). In such event, the Directors will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies and of Qualified Plans. An irreconcilable material conflict may arise for a variety of reasons, including:
(a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Directors shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

     4.2. The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Directors. The Company will assist the Directors in carrying out their responsibilities under the Exemptive Order by providing the Directors with all information reasonably necessary for the Directors to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contact owner voting instructions.

     4.3 If it is determined by a majority of the Directors, or a majority of its disinterested Directors, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Directors) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (i) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity contract owners or variable life insurance contract owners that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (ii) establishing a new registered management investment company or managed separate account.

     4.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Account if requested by the Fund's Directors, terminate this Agreement with respect to such Account within six months after the Directors inform the Company in writing that it has determined that such decision has created a material irreconcilable conflict;

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provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of such six-month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

     4.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and, if requested by the Fund's Directors, terminate this Agreement with respect to such Account within six months after the Directors inform the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of such six-month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

     4.6. For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement within six (6) months after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Directors.

     4.7. The Company and Seligman shall at least annually submit to the Directors such reports, materials or data as the Directors may reasonably request so that the Directors may fully carry out the duties imposed upon them by the Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors.

     4.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

                         ARTICLE V.
                      Indemnification

     5.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless the Fund, the Distributor, and each of their Directors, officers, employees and agents and each person, if any, who controls the Fund or the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "Seligman Indemnified Parties" for purposes of this Article . V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Seligman Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

           (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in any advertising, sales literature or other promotional literature generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Seligman Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Fund or the Distributor for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Fund shares; or

           (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Fund Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, or subject to its authorization or supervisions with respect to the sale or acquisition of the Contracts or Fund shares; or

           (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Fund Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund or the Distributor by or on behalf of the Company; or

           (d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

           (e) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

     5.2 Indemnification by the Fund. The Fund agrees to indemnify and hold harmless the Company, its affiliated broker-dealer, and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Company Indemnified Parties" for purposes of this Article
V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Company Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such
Losses:

           (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Fund (or any amendment or supplement thereto), (collectively, "Fund Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Company Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund or the Distributor by or on behalf of the Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Fund shares; or

           (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Fund or persons under its control, or subject to its authorization or supervision with respect to the sale or acquisition of the Contracts or Fund shares; or

           (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund; or

           (d) arise out of or result from any failure by the Fund to provide the services or furnish the materials required under the terms of this Agreement; or

           (e) arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund.

     5.3 Indemnification by the Distributor. The Distributor agrees to indemnify and hold harmless each of the Company Indemnified Parties against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Company Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

           (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in any advertising, sales literature or other promotional literature generated or approved by the Fund or the Distributor on behalf of the Fund or any of the Portfolios (collectively, "Fund Sales Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Company Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund or the Distributor by or on behalf of the Company for use in Fund Sales Documents or otherwise for use in connection with the sale of the Contracts or Fund shares; or

           (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Distributor or persons under its control, or subject to its authorization or supervision with respect to the sale or acquisition of the Contracts or Fund shares; or

           (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Distributor; or

           (d) arise out of or result from any failure by the Distributor to provide the services or furnish the materials required under the terms of this Agreement; or

           (e) arise out of or result from any material breach of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor.

     5.4. Neither the Company, the Fund nor the Distributor shall be liable under the indemnification provisions of sections 5.1, 5.2 or 5.3, as applicable, with respect to any Losses incurred or assessed against a Seligman Indemnified Party or a Company Indemnified Party (collectively, the "Indemnified Parties") that arise from such Indemnified Party's willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

     5.5. Neither the Company, the Fund nor the Distributor shall be liable under the indemnification provisions of sections 5.1, 5.2 or 5.3, as applicable, with respect to any claim made against any Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of sections 5.1, 5.2 or 5.3.

     5.6. In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                         ARTICLE VI.
                         Termination

     6.1  This Agreement may be terminated:

          (a) by any party for any reason by six months' advance written notice delivered to the other party; or

          (b) by the Company by written notice to the Fund and the Distributor based upon the Company's determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; or

          (c) by the Company by written notice to the Fund and the Distributor in the event shares of any of the Portfolios are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

          (d) by the Fund or the Distributor in the event that formal administrative proceedings are instituted against the Company by the NASD, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund's shares; provided, however, that the Fund or the Distributor determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

          (e) by the Company in the event that formal administrative proceedings are instituted against the Fund or the Distributor by the NASD, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or the Distributor to perform its obligations under this Agreement; or

          (f) by the Company by written notice to the Fund and the Distributor with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M or fails to comply with the Section 817(h) diversification requirements specified in Sections 3.9 and 3.10 hereof, or if the Company reasonably believes that such Portfolio may fail to so qualify or comply; or

       (g) by either the Fund or the Distributor by written notice to the Company, if either one or both of the Fund or the Distributor respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

          (h) by the Company by written notice to the Fund and the Distributor, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund or the Distributor has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

          (i) by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Portfolio of the Fund in accordance with the terms of the Contracts, provided that the Company has given at least 45 days prior written notice to the Fund and the Distributor of the date of substitution; or

          (j) by any party in the event that the Fund's Board of Directors determines that a material irreconcilable conflict exists as provided m Article IV; or

          (k) at the option of any party upon another party's failure to cure a material breach of any provision of this Agreement within 30 days after written notice thereof.

     6.2. Notwithstanding any termination of this Agreement pursuant to Section 6.1 (other than a termination pursuant to Section 6.10)), the Fund, at the option of the Fund and the Distributor, may continue to make available additional shares of the Fund (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement (the "Initial Termination Date"), provided that the Company continues to pay the costs set forth in section 2.3. Specifically, without limitation, if the Fund or Distributor so elects to make additional shares available, the owners of such Contracts or the Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Fund or the relevant Portfolio, redeem investments, and/or invest upon the making of additional purchase payments under the Existing Contracts.

     6.3 In the event of a termination of this Agreement pursuant to this Section 6, the Fund and the Distributor shall promptly notify the Company whether the Distributor and the Fund will continue to make shares available after such termination; if the Distributor and the Fund will continue to make shares so available, the provisions of this Agreement shall remain in effect except for Section 6.1 hereof, and thereafter either the Fund or the Company may terminate the Agreement (the "Final Termination"), as so continued pursuant to Section 6.2 and this
Section 6.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Fund, need not be greater than six months.

     6.4 The, Company, the Fund and the Distributor agree to cooperate in respect of the measures that are necessary or appropriate to effect the Final Termination of this Agreement, and will give reasonable assistance to one another in that regard, including steps necessary or appropriate to ensure that an Account owns no shares of the Fund after the Final Termination of this Agreement.

     6.5. The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.15 shall survive the termination of this Agreement as long as shares of the Fund are held on behalf of the Contract owners in accordance with section 6.2.

                         ARTICLE VII.
                         Notices

     Any notice shall be sufficiently given when sent by overnight mail, registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

        If to the Fund:
          100 Park Avenue
          New York, New York 10017
          Attention: General Counsel, Law & Regulation

        If to the Company:
          The Union Central Life Insurance Company
          1876 Waycross Road
          Cincinnati, Ohio 45240
          Attention: Theresa M. Brunsman, Esq.


                    ARTICLE VIII.
                    Miscellaneous

     8.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     8.2. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     8.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     8.4 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of State of New York. Each party hereto unconditionally submits to the jurisdiction of any New York state court or federal court of the United States sitting in New York City, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement.

     8.5 The parties to this Agreement acknowledge and agree that all liabilities of the Fund arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Fund and that no Director, officer, agent or holder of shares of beneficial interest of the Fund shall be personally liable for any such liabilities.

     8.6. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the National Association of Securities Dealers and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

     8.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

     8.8. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

     8.9. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

     8.10 No provisions of this Agreement maybe amended or modified in any manner except by a written agreement properly authorized and executed by both parties. `

     8.11 This Agreement constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

     8.12 The parties hereto agree that, under the privacy provisions of the Gramm-LeachBliley Act, SEC Regulation S-P and state insurance regulations related thereto, as the case may be, the Company and the Fund and Distributor acknowledge that they are "financial institutions" and "nonaffiliated third parties" of each other. The parties shall maintain the privacy of any consumer or customer as to their non-public personal information, and agree to indemnify and hold each other harmless for any breach of this provision. For purposes of this section, "nonpublic personal information" means any personally identifiable financial information about a consumer or customer (not publicly available information). A "customer" or "consumer", for purposes of this provision, is an individual (not a business entity) who is seeking financial products or services primarily for personal, family or household purposes and who has purchased a variable insurance product from Company or provided non-public personal information as part of an inquiry concerning doing business with Company.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

Seligman Portfolios, Inc.

By: /s/ Brian T. Zino

Name: Brian T. Zino

Title: President


Seligman Advisors, Inc.

By: /s/ Stephen J. Hodgdon

Name:  Stephen J. Hodgdon

Title:  President


The Union Central Life Insurance Company

By: /s/ Kristal E. Hambrick

Name: Kristal E. Hambrick

Title: Vice President

                          Schedule A

           Separate Accounts and Associated Contracts


Registered Accounts and Contracts
---------------------------------

Carillon Account (2/6/84) (002-92146/8111-04063) (Variable
Annuity Class 1 and 2)

Carillon Life Account (7/10/95) (33-94858/811-09076) (Excel
Choice Variable Universal Life; Excel Choice Executive Edge
Variable Universal Life)

Unregistered Accounts and Contracts
-----------------------------------

UCL Separate Account No. LII (7/1/02) (ESP Group Variable
Annuity)

                            A-1